INTERCREDITOR AGREEMENT



                  This INTERCREDITOR AGREEMENT is entered into as of March 1, 1996, by and among THE NEW WORLD POWER CORPORATION, a Delaware corporation (the "Company"), ROBERT FLEMING & CO. LTD., an English company, as agent for the Purchasers under the Purchase Agreements referred to below (the "Pledge Agent"), and THE SUNDIAL INTERNATIONAL FUND LIMITED, a Cayman Islands corporation ("Sundial").

                              W I T N E S S E T H:

                  WHEREAS, the Company has entered into separate Note and Warrant Purchase Agreements, dated as of August 15, 1995, as amended (the "Note Purchase Agreements"), with the purchasers named therein (the "Purchasers") pursuant to which the Company has issued $15.75 million aggregate principal amount of its 8% Convertible Subordinated Notes (the "Notes") and warrants to purchase shares of its common stock;

                  WHEREAS, the Company is the owner beneficially and of record of all of the issued and outstanding shares of The New World Power Company Limited ("New World Power Limited") consisting of 1,000 ordinary shares of 1(pound) each (the "New World Power Company Limited Shares");

                  WHEREAS, as used herein the term "New World Power Limited Collateral" shall mean (i) the New World Power Company Limited Shares, (ii) all proceeds of the New World Power Company Limited Shares and (iii) all other monies, securities or other property at any time and from time to time receivable or otherwise distributed in respect of, or in exchange for, or in liquidation of any of The New World Power Company Limited Shares; and, unless the context otherwise requires, with respect to the interests of the Pledge Agent, on the one hand, and Sundial, on the other hand, "New World Power Limited Collateral" shall mean 50% of each of the items of property enumerated in subdivisions (i), (ii) and (iii) of this recital;

                  WHEREAS, the Company granted to the Pledge Agent, as agent for the Purchasers, a security interest in certain assets of the Company as collateral for the obligations of the Company to the Purchasers under the Note Purchase Agreements and the Notes pursuant to the terms of the Amended and Restated Pledge without limitation, a security interest in 50% of the New World Power Limited Collateral;

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                  WHEREAS, Sundial has previously loaned amounts to subsidiaries of the Company represented by a 0% Senior Secured Note of New World Power
Limited in the amount of U.S. $550,000 dated December 20, 1995 (the "Old New World Power Limited Note") and a Wolverine Power Corporation First Mortgage
Note, dated December 31, 1992, in the outstanding principal amount as of March
1, 1996 of $3,434,602 (the "Wolverine Note");

                  WHEREAS, pursuant to the Forbearance, Warrant Exchange, Note Conversion and Amendatory Agreement, dated as of March 1, 1996 (the "Forbearance Agreement"), by and among Sundial, the Company, New World Power Limited and Wolverine Power Corporation ("Wolverine"), (i) Sundial is exchanging the Old New World Power Limited Note for a new 0% Senior Secured Note of New World Power Limited in the principal amount of $579,851.13 dated April 1, 1996 and maturing December 1, 1996 (the "New World Power Limited Note"), (ii) the parties thereto are amending the Wolverine Note and various other agreements which provide for security of the obligations owed to Sundial by New World Power Limited and Wolverine under the New World Power Limited Note and the Wolverine Note (the "Sundial Obligations") and (iii) New World Power Limited is granting to Sundial a security interest in 50% of the New World Power Limited Collateral pursuant to the Charge over Shares, dated as of March 1, 1996 (the "Charge Agreement"); and

                  WHEREAS, the parties hereto wish to enter into this Agreement with respect to the exercise of certain rights, remedies and options by the Pledge Agent (for the benefit of the Purchasers) and Sundial as secured parties hereunder and under the documents mentioned above;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. ENFORCEMENT OF RIGHTS AS A SECURED PARTY; CONSENT OF HAMBROS BANK.

                  In the event either the Pledge Agent or Sundial wishes to take any action to enforce its rights as a secured party with respect to the New World Power Limited Collateral, the party wishing to take such action shall notify the other of the actions such party wishes to take. All decisions regarding the enforcement of their respective rights with respect to the New World Power Limited Collateral shall be made jointly by the Pledge Agent and Sundial, including decisions (i) regarding the exercise of any and all rights or remedies with respect to all or any part of the New World Power Limited Collateral, (ii) regarding the conduct of any and all proceedings with respect to the New World Power Limited Collateral and (iii) otherwise dealing in or with all or any part of the New

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World Power Limited Collateral. Notwithstanding the foregoing, upon the satisfaction in full of the Sundial Obligations, Sundial shall have no further rights with respect to the enforcement of any rights with respect to the New World Power Limited Collateral, and upon the satisfaction in full of the obligations of the Company under the Note Purchase Agreements and the Notes (the "Noteholder Obligations"), the Pledge Agent shall have no further rights with respect to the New World Power Limited Collateral. In the event of the satisfaction of the Sundial Obligations or the Noteholder Obligations, Sundial or the Pledge Agent, as the case may be, shall promptly convey, without warranty or recourse of any kind, to the Pledge Agent or Sundial all New World Power Limited Collateral held by it and such New World Power Limited Collateral shall then be held as part of the Charge Agreement or the Pledge Agreement, as the case may be. The Company hereby agrees to take all such action as may be necessary or appropriate to effect such transfer of such New World Power Limited Collateral. Sundial and the Pledge Agent hereby waive any rights they may have with respect to marshalling.

                  It is understood that the provisions of the "Hambros Documents" (as defined in the Forbearance Agreement) do not preclude the Company from granting to the Pledge Agent and Sundial a first prior perfected security interest in the New World Power Limited Collateral but that such provisions do require the consent of Hambros Bank (as defined in the Forbearance Agreement) to the transfer of New World Power Company Limited Shares to any proposed transferee in the event of the exercise by Sundial or the Pledge Agent of their remedies under the Charge Agreement or Pledge Agreement. The Company hereby agrees to use its best efforts to secure from Hambros Bank as soon as possible and in no event later than May 31, 1996 the waiver of such provisions of the Hambros Documents that affect the rights and remedies of Sundial and the Pledge Agent under the Charge Agreement and the Pledge Agreement. Failure of the Company to obtain such consent shall constitute an Event of Default under the Forbearance Agreement and the Note Purchase Agreements.

                  2.  SHARING OF PROCEEDS FROM ENFORCEMENT OF SECURITY INTEREST.

                  The parties hereby agree that any proceeds received with respect to the enforcement by the Pledge Agent and Sundial of their respective security interests in the New World Power Limited Collateral, less the costs and expenses incurred by the Pledge Agent and Sundial in connection with such enforcement, including attorneys' fees and expenses and costs of sale, shall be shared equally between the Pledge Agent and Sundial; provided, however, that (i) any portion of such proceeds allocated to Sundial which are in excess of the Sundial Obligations shall be

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
paid to the Pledge Agent to the extent the Noteholder Obligations are still outstanding, (ii) any portion of such proceeds allocated to the Pledge Agent which are in excess of the Noteholder Obligations shall be paid to Sundial to the extent the Sundial Obligations are still outstanding, and (iii) any portion of such proceeds allocated to Sundial or the Pledge Agent which are in excess of the amount necessary to satisfy the Sundial Obligations and the Noteholder Obligations shall be paid to the Company. Upon receipt by the Pledge Agent or Sundial of the proceeds of any such enforcement action, such party shall promptly pay the costs and expenses of such enforcement action and shall promptly pay 50% of such net proceeds (or such lesser amount to which it may be entitled pursuant to this Section) to the other party by wire transfer to an account designated by such other party.

                  3.  SHARING OF PROCEEDS FROM ENFORCEMENT OF GUARANTEE.

                  Pursuant to the terms of the Amended and Restated Continuing Guarantee, dated as of March 1, 1996, from New World Power Limited to Sundial (the "Guarantee"), New World Power Limited has guaranteed certain of the Sundial Obligations. Sundial hereby agrees that it will provide the Pledge Agent with a copy of any notice or demand that it gives under the Guarantee at the same time and in the same manner that such notice or demand is given pursuant to the Guarantee.

                  Sundial acknowledges that any demand for payment it may make under the Guarantee shall constitute an event of default under the Note Purchase Agreements. Sundial hereby agrees that so long as any obligations under the Note Purchase Agreements remain outstanding, in the event that it makes a demand for payment on the Guarantee, but there exists a deficiency in the proceeds that it receives following full and final realization upon the collateral securing the Guarantee when compared to the amount of the Sundial Obligations, it will share equally with the Pledge Agent any amounts realized by it from or in respect of such deficiency arising from any realization upon the U.K. Windfarm Shares (as hereinafter defined) which is in excess of any amounts which the Pledge Agent have received in respect of such realization. Immediately upon receipt by Sundial of any such amounts, Sundial shall pay 50% of such amounts by wire transfer to an account designated by the Pledge Agent in the same manner as set forth in Section 2 of this Agreement.

                  Further, the Pledge Agent acknowledges that Sundial shall not share with the Pledge Agent or the Purchasers any proceeds that it receives (i) under the Guarantee that relate to funds that New World Power Limited has received directly from Renewable Energy Ireland Limited ("REIL") by way of dividend, loan or otherwise, provided, however that if such funds are not so directly received from REIL then Sundial will share such funds

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
equally with the Pledge Agent, or (ii) from New World Power Limited in respect of any deficiency due to Sundial after Sundial has fully realized on the collateral securing such Guarantee to the extent of any dividends paid by REIL to New World Power Limited on or after March 1, 1996. Immediately upon receipt by Sundial of any amounts that were not received from REIL, Sundial will pay 50% of such amounts by wire transfer to an account designated by the Pledge Agent in the same manner as set forth in Section 2 of this Agreement. By way of example, if, after fully realizing upon the collateral securing the Guarantee, there remained a deficiency of $500,000 due and owing by New World Power Limited to Sundial, and New World Power Limited had cash, cash equivalents and receivables in hand of $600,000 of which $200,000 were attributable to dividends received by New World Power Limited from REIL, Sundial would receive in respect of its $500,000 deficiency a total of $400,000 (being the sum of $200,000 attributable to the REIL dividends and one-half of the $400,000 balance of such cash, cash equivalents and receivables) and the Pledge Agent would receive $200,000, being one-half of the balance of such cash, cash equivalents and receivables after deducting therefrom the amount attributable to the REIL dividends.

                  4.  U.K. WINDFARMS; REIL.

                  The parties hereto acknowledge that the outstanding share capital of each of New World Power (Caton Moor) Limited, New World Power Company (Dyffryn Brodyn) Limited and New World Power Company (Four Burrows) Limited (together, the "U.K. Windfarm Shares") is subject to a first priority security interest in favor of Hambros Bank Limited ("Hambros"). The Pledge Agent and Sundial each agrees that it will not take any action to obtain a second priority security interest in the U.K. Windfarm Shares or in any of the assets of those entities while they are subject to the security interest in favor of Hambros unless the Pledge Agent and Sundial jointly agree to obtain such a second priority security interest. In the event the Pledge Agent and Sundial jointly request such a second priority security interest, the Company shall promptly grant such an interest and shall use its best efforts to obtain Hambros' consent thereto. Except as provided in the previous sentence or below, the Company shall not permit the U.K. Windfarm Shares or any of the assets of those entities to be pledged to any person other than Hambros so long as any Noteholder Obligations or Sundial Obligations remain outstanding.

                  Upon the sale of any of the U.K. Windfarm Shares or of any of the assets of any of those entities, after payment to Hambros of the amounts owed to it which are secured by the lien on the U.K. Windfarm Shares, the Company shall immediately cause the net cash sale proceeds, less the Company's reasonable fees and expenses of such sale, to be paid 50% to the Pledge Agent and

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
50% to Sundial by wire transfer to an account designated by the Pledge Agent and Sundial, respectively; provided, however, that (i) any portion of such proceeds allocated to Sundial which are in excess of the Sundial Obligations shall be paid to the Pledge Agent to the extent the Noteholder Obligations are still outstanding, (ii) any portion of such proceeds allocated to the Pledge Agent which are in excess of the Noteholder Obligations shall be paid to Sundial to the extent the Sundial Obligations are still outstanding, and (iii) any portion of such proceeds allocated to Sundial or the Pledge Agent which are in excess of the amount necessary to satisfy the Sundial Obligations and the Noteholder Obligations shall be paid to the Company.

                  Upon the release by Hambros of its first priority security interest in the U.K. Windfarm Shares, the Company shall immediately cause a first priority lien and security interest in the U.K. Windfarm Shares to be granted to the Pledge Agent and to Sundial, each to the extent the Company then continues to own, directly or indirectly, the U.K. Windfarm Shares. In such event the provisions of Sections 1 and 2 of this Agreement shall be applicable with respect to such security interests, mutatis mutandis.

                  Any provision of this Agreement to the contrary notwithstanding, it is understood and agreed that no agreement with respect to the sharing of proceeds of the New World Power Limited Collateral shall in any way affect or diminish the rights of Sundial under the "Amended Charge" of the "REIL Shares" (as such terms are defined in the Forbearance Agreement).

                  5. AMENDMENTS TO THE TRANSACTION DOCUMENTS OR THE FLEMING DOCUMENTS.

                  (a) No change in, amendment to, or supplement of, the Fleming Documents (as defined in the Forbearance Agreement) will be made, and no new agreement or understanding of any type (including, without limitation, any agreement or understanding providing additional collateral to the Purchasers or providing additional financing or capital to the Company and/or any of its subsidiaries) will be entered into between the Purchasers, on the one hand, and the Company and/or any of its subsidiaries, on the other hand (any such change, amendment, supplement or new agreement being hereinafter referred to as a "Change") without the prior written consent of Sundial, except for any Change that may be entered into pursuant to the covenant of further assurances contained in Section 8.19 of the Note Purchase Agreements. In the event the Purchasers propose to enter into any Change, the Pledge Agent shall provide written notice of the proposed Change to Sundial, which notice shall be accompanied by a copy of the proposed Change. Within ten (10) calendar days after receipt by Sundial of such notice, Sundial shall either consent to such proposed Change or notify the Purchasers and the

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
Pledge Agent that it objects to such Change on the basis that it believes such proposed Change would or might materially and adversely affect the interests of Sundial. Any such objection shall specify the grounds therefor and shall be made in good faith. No such consent shall be unreasonably withheld by Sundial. In the event Sundial fails to respond to such notice within such ten (10) day period, Sundial shall be deemed to have irrevocably waived its rights under this Section 5 with respect to such proposed Change.

                  (b) No change in, amendment to, or supplement of, the Transaction Documents (as defined in the Forbearance Agreement) will be made, and no new agreement or understanding of any type (including, without limitation, any agreement or understanding providing additional collateral to Sundial or providing additional financing or capital to the Company and/or any of its subsidiaries) will be entered into between Sundial, on the one hand, and the Company and/or any of its subsidiaries, on the other hand without the prior written consent of the Fleming Majority Noteholders, except for any Change that may be entered into pursuant to the covenant of further assurances contained in
Section 25 of the Forbearance Agreement. In the event Sundial proposes to enter into any Change, Sundial shall provide written notice of the proposed Change to the Purchasers and the Pledge Agent, which notice shall be accompanied by a copy of the proposed Change. Within ten (10) calendar days after receipt by the Purchasers of such notice, the Fleming Majority Noteholders shall either consent to such proposed Change or notify Sundial that it objects to such Change on the basis that it believes such proposed Change would or might materially and adversely affect the interests of the Purchasers. Any such objection shall specify the grounds therefor and shall be made in good faith. No such consent shall be unreasonably withheld by the Fleming Majority Noteholders. In the event the Purchasers fail to respond to such notice within such ten (10) day period, the Purchasers shall be deemed to have irrevocably waived its rights under this
Section 5 with respect to such proposed Change.

                  (c) The foregoing provisions of this Section 5 shall in no way affect the rights of Sundial, on the one hand, or the Purchasers or the Pledge Agent, on the other hand, to waive, temporarily or permanently, any of their respective rights under the Fleming Documents or the Transaction Documents, or any defaults by the Company or any of its Subsidiaries under the Fleming Documents or the Transaction Documents, respectively. However, each party agrees forthwith upon the granting of any such waiver to inform the other party of any such action.

                  6.  FURTHER ASSURANCES.

                  Each of the parties hereto agrees to execute and deliver such further instruments and agreements and to take such

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
further actions as any other party hereto may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

                  7.  NOTICES.

                  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or shall be sent by telecopy (and if sent by telecopy, shall be confirmed by registered mail, return receipt requested, or by overnight mail or courier, postage and delivery charges prepaid) or shall be sent by a recognized overnight courier service, to the following addresses:

                  If to the Company:

                  The New World Power Corporation
                  558 Lime Rock Road
                  Lime Rock, CT 06039
                  Phone No.: (203) 435-4000
                  Fax No.:   (203) 435-0505
                  Attention:  Chief Executive Officer

                  with a copy to:

                  Olshan Grundman Frome & Rosenzweig, LLP
                  505 Park Avenue
                  New York, New York  10022
                  Telephone (212) 755-1467
                  Attention:  Thomas J. Fleming, Esq.

                  If to the Pledge Agent:

                  Robert Fleming & Co. Ltd.
                  c/o Fleming Capital Management
                  320 Part Avenue, 11th Floor
                  New York, NY 10022
                  Phone No.: (212) 508-3900
                  Fax No.:   (212) 508-3928
                  Attention:  Christopher Jones
                              David Edwards

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, NY 10178-0060
                  Phone No.: (212) 309-6000
                  Fax No.:   (212) 309-6273
                  Attention:  David W. Pollak, Esq.

                  If to Sundial:

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
                  The Sundial International Fund Ltd.
                  c/o Coutts & Co. (Bahamas) Ltd.
                  P.O. Box N7788
                  Nassau, Bahamas
                  Attention:  Mr. James Graham
                              Secretary and Registrar
                  Fax: (809) 326-6709

                  with a copy to:

                  Sundt & Co. Ltd.
                  11 St. James's Square
                  London SW1Y 4LB
                  England
                  Attention:  Jens Wilhelmsen
                  Fax: 011 44 171 930 1784

                  and

                  Gilmartin, Poster & Shafto
                  One William Street
                  New York, New York  10004 USA
                  Attention:  Donald B. Shafto, Esq.
                  Fax:  (212) 482-0848
                        (212) 425-3130

Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telecopy, when received. Addresses may be changed upon notice of such change given as provided in this Section 9.

                  8.  SUCCESSORS AND ASSIGNS.

                  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the parties which are contained in this Agreement shall bind and inure to the benefit of the successors and assigns of all other parties.

                  9.  GOVERNING LAW.

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

                  10.      PARAMOUNT AGREEMENT.

                  To the extent that any provision of the Charge
Agreement shall be in conflict with the provisions of this

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
Agreement respecting the sharing between Sundial and the Pledge Agent of the net proceeds of the sale of the New World Power Limited Collateral, the provisions of this Agreement shall be paramount to the provisions of the Charge Agreement.

                  11.  MODIFICATIONS AND AMENDMENTS; WAIVERS.

                  No modification or amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all of the parties hereto. Any waiver of any provision of this Agreement must be in writing and signed by the party against whom it is being enforced, and any such waiver shall be effective only in the specific instance and for the purpose for which it is given.

                  12.  SEVERABILITY.

                  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  13.  COUNTERPARTS.

                  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

                  14.  HEADINGS.

                  The headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

                  15.  CONFLICTS.

                  To the extent there is a conflict or inconsistency between the terms of this Agreement, the Pledge Agreement and any security documents related to the Sundial Obligations, the parties hereto agree that this Agreement shall control as between the Pledge Agent and Sundial but shall not affect the rights of the Pledge Agent and Sundial against the Company pursuant to any of such agreements, all of which are expressly reserved.


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                  16.  TERMINATION.

                  This Agreement shall terminate at such time as all of the Noteholder Obligations and the Sundial Obligations have been indefeasibly satisfied, provided, however, that the provisions of Section 1 shall continue in effect notwithstanding that such obligations have been satisfied.

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
                  IN WITNESS WHEREOF, the parties hereto have duly executed this Intercreditor Agreement as of the date first written above.

                                        THE NEW WORLD POWER CORPORATION


                                        By:/s/ George P. Petrenko
                                           ----------------------
                                        Name:  George P. Petrenko
                                        Title: Chief Executive Officer


                                        ROBERT FLEMING & CO. LTD., as
                                        Pledge Agent


                                        By: /s/
                                           -----------------------------
                                        Name:
                                        Title:


                                        THE SUNDIAL INTERNATIONAL FUND
                                        LIMITED


                                        By: /s/ Donald B. Shafto
                                        ------------------------
                                        Name:  Donald B. Shafto
                                        Title: Assistant Secretary



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